UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2007

Commission file number: 1-9972

HOOPER HOLMES, INC.
(Exact name of Registrant as specified in its charter)

New York	22-1659359
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 Mt.Airy Road
Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e) Compensatory Arrangements of Certain Officers

On February 5, 2007, the Compensation Committee of the Board of Directors of Hooper Holmes, Inc. (the “Company”) adopted the 2007 Executive Annual Compensation Plan for purposes of establishing pay-for-performance incentives for the Company’s President and Chief Executive Officer (CEO) and other key executive officers.

The plan provides the payment of incentive compensation upon the satisfaction of specified financial objectives. An individual’s incentive compensation plan has four components, with the weighting of each component varying based that individual’s position in the Company. The components are as follows:

•
Hooper Holmes, corporate earnings before interest and taxes, or EBIT (i.e., revenues less cost of operations and selling, general and administrative, or SG&A, expenses), referred to in this current report as “Hooper Holmes EBIT.” The specified target level includes a +/-20% range.

•
For business unit leaders only, the operating results of the business unit (specifically, revenue and EBIT) for which the individual has responsibility, referred to as “Business Unit Results.” The specified target amounts of business unit revenue and EBIT are subject to ranges of +/-10%.

•
For functional leaders only, achievement of Company’s expense reduction targets and each functional leader’s 2007 budget, referred to as “Functional Results.” The Company’s Chief Financial Officer (CFO) is not covered by this provision.

•
Strategic and individual goals set by the CEO, referred to as “Strategic Goals.” These goals are aligned within the 2007 corporate strategy approved by the Company’s Board of Directors and monitored by the Board’s Strategic Oversight Committee. Hereinafter referred to as “Strategic Goals”.

Each component of the annual incentive award opportunity funds independent of the others. With respect to the members of the Company’s management listed in the table below, the weighting of the above listed components are as follows:

Position	Hooper Holmes EBIT	Business Unit Results	Functional Results	Strategic Goals
CEO	100%	0%	0%	0%
SVP, Chief Financial Officer	80%	0%	0%	20%
SVP, General Manager Portamedic	30%	50%	0%	20%
SVP, Chief Marketing Officer	40%	0%	40%	20%
SVP, Business Development	40%	0%	40%	20%
SVP, General Counsel & Secretary	40%	0%	40%	20%
VP, Controller	40%	0%	40%	20%

The Compensation Committee, in its discretion, is to address the impact of special charges (e.g., restructuring charges) on the Company’s 2007 financial results, both at the corporate and business unit level.

With respect to the members of the Company’s management listed in the table below, the plan sets forth threshold, target and maximum annual incentive opportunities, each expressed as a percentage of the applicable participant’s base salary, as follows:

Position	Threshold (0.25x Target)	Target/Goal	Maximum (2x Target)
CEO	25.0%	75.0%	100.0%
CFO	12.5%	50.0%	100.0%
SVP, General Manager, Portamedic	10.0%	40.0%	80.0%
SVP, Chief Marketing Officer	8.8%	35.0%	70.0%
SVP, Business Development	8.8%	35.0%	70.0%
SVP, General Counsel and Secretary	6.3%	25.0%	50.0%
VP, Controller	6.3%	25.0%	50.0%

Payments for business unit leaders are provided on a sliding scale over a range: threshold = -20% from target low, and maximum is +38% over target high. For functional leaders, the payment range includes: threshold = -10% from target low and maximum is +48% over target high.

For all plan participants, the CEO can exercise discretion to adjust, over a range of -25% to +25%, the amount of the awarded incentive compensation to one or more plan participants, with such adjustments being subject to the approval of the Compensation Committee. The overall adjustments must reflect a zero sum approach.

If each of the plan participants were to receive the maximum annual incentive awards under the plan, the aggregate amount of the funded incentives would be $1.3 million.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: March 13, 2007    By: /s/ Michael Shea
Michael Shea
Senior Vice President,
Chief Financial Officer and Treasurer